                                                                    Exhibit 11.1

                          WIRELESS TELECOM GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

                                                       For the Three Months
                                                          Ended March 31,
                                                   ----------------------------
                                                      2006             2005
                                                   -----------      -----------

Net Income                                         $ 1,016,505      $ 1,070,601
                                                   ===========      ===========

BASIC EARNINGS:

Weighted average number of common shares
   outstanding                                      25,722,852       17,461,923
                                                   ===========      ===========

Basic earnings per common share                    $      0.04      $      0.06
                                                   ===========      ===========

DILUTED EARNINGS:

Weighted average number of common shares
   outstanding                                      25,722,852       17,461,923
Assumed exercise of stock options                      131,224          183,320
                                                   -----------      -----------

Weighted average number of common shares
   outstanding, as adjusted                         25,854,076       17,645,243
                                                   ===========      ===========

Diluted earnings per common share                  $      0.04      $      0.06
                                                   ===========      ===========